Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-236600

October 25, 2022

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated October 25, 2022

$500,000,000 5.000% NOTES DUE OCTOBER 15, 2024

$750,000,000 5.150% NOTES DUE OCTOBER 15, 2025

$1,000,000,000 5.250% NOTES DUE FEBRUARY 15, 2028

$1,250,000,000 5.300% NOTES DUE FEBRUARY 15, 2030

$2,000,000,000 5.350% NOTES DUE FEBRUARY 15, 2033

$2,000,000,000 5.875% NOTES DUE FEBRUARY 15, 2053

$1,500,000,000 6.050% NOTES DUE FEBRUARY 15, 2063

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (Positive) / A+ (Stable) / A (Stable)

Note Type:	SEC Registered (No. 333-236600)

Trade Date:	October 25, 2022

Settlement Date (T+3):	October 28, 2022

Maturity Date:	October 15, 2024 (the “2024 Notes”)
October 15, 2025 (the “2025 Notes”)
February 15, 2028 (the “2028 Notes”)
February 15, 2030 (the “2030 Notes”)
February 15, 2033 (the “2033 Notes”)
February 15, 2053 (the “2053 Notes”)
February 15, 2063 (the “2063 Notes”)

Principal Amount Offered:	$500,000,000 (2024 Notes)
$750,000,000 (2025 Notes)
$1,000,000,000 (2028 Notes)
$1,250,000,000 (2030 Notes)
$2,000,000,000 (2033 Notes)
$2,000,000,000 (2053 Notes)
$1,500,000,000 (2063 Notes)

Price to Public (Issue Price):	99.956% (2024 Notes)
99.991% (2025 Notes)
99.958% (2028 Notes)
99.853% (2030 Notes)
99.633% (2033 Notes)
99.241% (2053 Notes)
98.820% (2063 Notes)

Net Proceeds (Before Expenses) to Issuer:	$499,030,000 (99.806%) (2024 Notes)
$748,057,500 (99.741%) (2025 Notes)
$996,080,000 (99.608%) (2028 Notes)
$1,243,162,500 (99.453%) (2030 Notes)
$1,983,660,000 (99.183%) (2033 Notes)
$1,969,820,000 (98.491%) (2053 Notes)
$1,470,300,000 (98.020%) (2063 Notes)

Interest Rate:	5.000% (2024 Notes)
5.150% (2025 Notes)
5.250% (2028 Notes)
5.300% (2030 Notes)
5.350% (2033 Notes)
5.875% (2053 Notes)
6.050% (2063 Notes)

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2023
(2024 Notes)
April 15 and October 15, commencing April 15, 2023
(2025 Notes)
February 15 and August 15, commencing February 15, 2023
(2028 Notes)
February 15 and August 15, commencing February 15, 2023
(2030 Notes)
February 15 and August 15, commencing February 15, 2023
(2033 Notes)
February 15 and August 15, commencing February 15, 2023
(2053 Notes)
February 15 and August 15, commencing February 15, 2023
(2063 Notes)

Regular Record Dates:	April 1 and October 1 (2024 Notes)
April 1 and October 1 (2025 Notes)
February 1 and August 1 (2028 Notes)
February 1 and August 1 (2030 Notes)
February 1 and August 1 (2033 Notes)
February 1 and August 1 (2053 Notes)
February 1 and August 1 (2063 Notes)

Benchmark:	T 4.250% due September 30, 2024 (2024 Notes)
T 4.250% due October 15, 2025 (2025 Notes)
T 4.125% due September 30, 2027 (2028 Notes)
T 3.875% due September 30, 2029 (2030 Notes)
T 2.750% due August 15, 2032 (2033 Notes)
T 2.875% due May 15, 2052 (2053 Notes)
T 2.875% due May 15, 2052 (2063 Notes)

Benchmark Price / Yield:	99-18 3⁄4 / 4.475% (2024 Notes)
99-14 / 4.454% (2025 Notes)
99-12 3⁄4 / 4.261% (2028 Notes)
98-06+ / 4.176% (2030 Notes)
89-06+ / 4.098% (2033 Notes)
76-18 / 4.280% (2053 Notes)
76-18 / 4.280% (2063 Notes)

Spread to Benchmark:	+55 basis points (2024 Notes)
+70 basis points (2025 Notes)
+100 basis points (2028 Notes)
+115 basis points (2030 Notes)
+130 basis points (2033 Notes)
+165 basis points (2053 Notes)
+185 basis points (2063 Notes)

Re-offer Yield:	5.025% (2024 Notes)
5.154% (2025 Notes)
5.261% (2028 Notes)
5.326% (2030 Notes)
5.398% (2033 Notes)
5.930% (2053 Notes)
6.130% (2063 Notes)

Optional Redemption Provisions:	Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points (2024 Notes).

Make-whole call at any time at a discount rate of U.S. Treasury plus 12.5 basis points (2025 Notes).

Prior to January 15, 2028 (one month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after January 15, 2028 (2028 Notes).

Prior to December 15, 2029 (two months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after December 15, 2029 (2030 Notes).

Prior to November 15, 2032 (three months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after November 15, 2032 (2033 Notes).

Prior to August 15, 2052 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on or after August 15, 2052 (2053 Notes).

Prior to August 15, 2062 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 30 basis points; par call on or after August 15, 2062 (2063 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

CUSIP / ISIN:	91324P EM0 / US91324PEM05 (2024 Notes)
91324P EN8 / US91324PEN87 (2025 Notes)
91324P EP3 / US91324PEP36 (2028 Notes)
91324P EQ1 / US91324PEQ19 (2030 Notes)
91324P ER9 / US91324PER91 (2033 Notes)
91324P ES7 / US91324PES74 (2053 Notes)
91324P ET5 / US91324PET57 (2063 Notes)

Joint Book-Running Managers:	BofA Securities, Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
Truist Securities, Inc.

Senior Co-Managers:	BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

Co-Managers:	Fifth Third Securities, Inc.
Huntington Securities, Inc.
Regions Securities LLC
Academy Securities, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Mischler Financial Group, Inc.
Cabrera Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC toll-free at (212) 834-4533, U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607 and Wells Fargo Securities, LLC toll-free at (800) 645-3751. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.